Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JANUARY CASH DISTRIBUTION

Permian Basin Royalty Trust

DALLAS, Texas, January 21, 2014 – Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.050812 per unit, payable on February 14, 2014, to unit holders of record on January 31, 2014.

This month’s distribution decreased from the previous month due to a decrease in pricing for both oil and gas and a decrease in gas production. However, there was an increase in oil production as a result of 2013 drilling and recompletion programs.

Production for the Trust’s allocated portion of the Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 22,907 bbls and 28,039 Mcf. The average price for oil was $88.55 per bbl and for gas was $5.70 per Mcf. This would primarily reflect production for the month of November for oil and the month of October for gas. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes				Average	Price
	Oil	Gas	Oil		Gas		Oil	Gas
	(per bbl)	(per Mcf)	(per bbl)		(per Mcf)		(per bbl)	(per Mcf)
Current Month	100,168	228,511	22,907	*	28,039	*	$88.55	$5.70	**
Prior Month	96,390	243,578	32,429	*	52,882	*	$99.25	$6.26	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest.
**	This pricing includes sales of gas liquid products.

Approximately five 2013 workover wells were completed and three vertical wells were drilled and completed in the month of November. Capital expenditures were approximately $4,262,927.74. The numbers provided reflect what was net to the Trust. Due to the allocation method of paying for capital expenditures and lease operating expenses, the Trust’s net volumes are reduced in order to pay these expenditures.

The Trustee continues to evaluate the claim of $4,542,547 overpayment that was recouped by ConocoPhillips back in September and October 2011. The accounting adjustments and subsequent reimbursements of this claim are currently being processed through the monthly distributions. With this distribution, the net adjustments and reimbursements have affected this distribution by a reduction of $508,352 or $.012 per unit. These adjustments continue to be reviewed.

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management has announced its intention to resign as trustee of the Trust, subject to certain conditions set forth in the trustee’s notice dated January 9, 2014, including unitholder approval of a successor trustee.

The 2013 tax information packets are expected to begin mailing directly to unitholders in early March 2014. A copy of Permian’s 2013 tax information booklet will be posted on Permian’s website by March 1, 2014. In addition to the tax booklet the Permian website will also offer two simple calculators for computing the income and expense amounts and the cost depletion. The calculators are currently expected to be updated with the 2013 tax information by the end of February.

Permian’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.pbt-permianbasintrust.com/

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.877.228.5085